UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2004

TICKETS.COM, INC.

(Exact name of registrant as specified in charter)

Delaware	000-27893	06-1424841

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

555 Anton Boulevard, 11th Floor, Costa Mesa, CA	92626

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 327-5400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01    Entry into a Material Definitive Agreement

     On October 5, 2004, Jack A. Henry and G. Grant Lyon were elected to the Board of Directors of Tickets.com, Inc. (the “Company”). They were each appointed to the Special Committee of the Board of Directors and Mr. Henry was also appointed to the Audit Committee.

     The Company has entered into indemnification agreements with each of Mr. Henry and Mr. Lyon. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he is found liable to the Company (except to the extent the court determines he is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the director any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the director must submit to the Company copies of invoices presented to him for such expenses. Also, the director must repay such advances upon a final judicial decision that he is not entitled to indemnification. In addition, Messrs. Henry and Lyon will receive $5,000 per month during their service as members of the Special Committee.

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     See Item 1.01, Entry into a Material Definitive Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2004	TICKETS.COM, INC. (Registrant)
	By:	/s/ Christian O. Henry
Christian O. Henry
Chief Financial Officer

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